MOORE & ASSOCIATES, CHARTERED
ACCOUNTANTS AND ADVISORS
                  PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registrations statement on Form SB-2/A of Vella Productions Inc (A Development Stage Company), of our report dated August 31, 2006 Except for Note 2 October 20, 2006 on our audit of the financial statements of Vella Productions Inc (A Development Stage Company) as of July 31, 2006, and the related statements of operations, stockholders’ equity and cash flows for the period then ended, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered
Moore & Associates Chartered
Las Vegas, Nevada
October 20, 2006

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7511 Fax (702)253-7501